CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-14 of Investment Managers Series Trust II and to the use of our report dated April 29, 2016 on the financial statements and financial highlights of the Vivaldi Orinda Macro Opportunities Fund, a series of Advisors Series Trust.  Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders which is incorporated by reference into the Prospectus and Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 11, 2016